EXHIBIT 3

INSERT DATE

Re:	Purchase and sale of INSERT NUMBER [shares of common stock] (the “Securities”) of Trinity Place Holdings Inc. (the “Company”)

INSERT NAME:

This letter is being delivered in connection with the purchase and sale of the publically traded Securities from Gemcap Investment Funds (Ireland)- Third Avenue Real Estate Value Fund (“Seller”) to INSERT NAME (“Buyer”), which is being facilitated by BTIG (as broker), with a trade date of May 4, 2022 (the “Transaction”). This letter is integral to sale of the Securities from Seller to Buyer being made effective, which will be made effective on a delivery versus payment (DVP) basis on or around May 6, 2022.

1.          Seller hereby represents and warrants to Buyer that Seller is a sophisticated seller of the Securities with sufficient knowledge and experience to properly evaluate the merits of the Transaction and that it is able to bear the risks associated therewith. Seller hereby further represents and warrants to Buyer that the sale of the Securities is solely for its own account, has been duly authorized and is in full compliance with Seller’s policies and procedures and that it has independently and based on such information as it has deemed appropriate, made its own analysis and decision to sell the Securities to Buyer.

2.           Buyer hereby represents and warrants to Seller that it is a sophisticated purchaser of the Securities with sufficient knowledge to properly evaluate the merits of the Transaction and that it is able to bear the risks associated therewith. Buyer hereby further represents and warrants to Seller that the purchase of the Securities is solely for its own account, has been duly authorized and is in full compliance with Buyer policies and procedures and that it has independently, and based on such information as it has deemed appropriate, made its own analysis and decision to purchase the Securities from Seller.

3.            Seller acknowledges that Buyer may be a shareholder of the Company and1 INSERT NAME2, and Buyer may be in possession of material non-public information not known to Seller, including, without limitation, information received from the Company or other sources on a confidential basis and information received on a privileged basis from its attorneys and financial advisers (collectively the “Buyer’s Excluded Information”). The Buyer’s Excluded Information may include, without limitation, information relating to the Company’s financial condition, future capital expenditures, financial prospects, projections (including historic and projected financial and other information), business strategies, negotiations, restructurings, financings, information received through officers and other directors of the Company or otherwise, which information Buyer has not disclosed to Seller. Seller acknowledges the Buyer’s Excluded Information may be material to Seller’s decision to sell the Securities and Seller agrees to sell the Securities notwithstanding that it is aware that the Buyer’s Excluded Information exists and that Buyer has not disclosed such Buyer’s Excluded Information. Seller represents that it has not requested the Buyer’s Excluded Information and agrees that Buyer shall not be obligated to disclose any Buyer’s Excluded Information or have any liability with respect to any such non-disclosure.

1 Each buyer to confirm.
2 Insert title/position specific to such Buyer.

4.           To the fullest extent permitted by law, Seller, and its successors and assigns, hereby irrevocably releases and waives any and all claims, rights, obligations, causes of action, proceedings, suits, judgments, liens and executions of any kind (including, but not limited to, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether known or unknown, directly, derivatively, representatively or in any other capacity, now or hereafter arising against the other based upon or relating to such non-disclosure of or failure to review the Buyer’s Excluded Information, and further covenants not to sue Buyer or any of its affiliates or any of its or their present and/or past officers, directors, employees, shareholders, members, managers, agents, representatives, controlling persons or advisors for any loss, damage, expense or liability arising from or relating to the sale of the Securities in the Transaction or the existence or substance of the Buyer’s Excluded Information.

5.            Buyer acknowledges that Seller is a shareholder of the Company and has a representative that serves as a director of the Company, and Seller is in possession of material non-public information not known to Buyer, including, without limitation, information received from the Company or other sources on a confidential basis and information received on a privileged basis from its attorneys and financial advisers (collectively the “Seller’s Excluded Information”). The Seller’s Excluded Information may include, without limitation, information relating to the Company’s financial condition, future capital expenditures, financial prospects, projections (including historic and projected financial and other information), business strategies, negotiations, restructurings, financings, information received through officers and other directors of the Company or otherwise, which information Seller has not disclosed to Buyer. Buyer acknowledges the Seller’s Excluded Information may be material to Buyer’s decision to purchase the Securities and Buyer agrees to purchase the Securities notwithstanding that it is aware that the Seller’s Excluded Information exists and that Seller has not disclosed such Seller’s Excluded Information. Buyer represents that it has not requested the Seller’s Excluded  Information and agrees that Seller shall not be obligated to disclose any Seller’s Excluded Information or have any liability with respect to any such non-disclosure.

6.          To the fullest extent permitted by law, Buyer, and its successors and assigns, hereby irrevocably releases and waives any and all claims, rights, obligations, causes of action, proceedings, suits, judgments, liens and executions of any kind (including, but not limited to, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether known or unknown, directly, derivatively, representatively or in any other capacity, now or hereafter arising against the other based upon or relating to such non-disclosure of or failure to review the Seller’s Excluded Information, and further covenants not to sue Seller or any of its affiliates or any of its or their present and/or past officers, directors, employees, shareholders, members, managers, agents, representatives, controlling persons or advisors for any loss, damage, expense or liability arising from or relating to the purchase of the Securities in the Transaction or the existence or substance of the Seller’s Excluded Information.

7.          Seller hereby represents, warrants and covenants that (a) Seller is duly organized, validly existing and in good standing under the laws of its organization, with all requisite power and authority to execute this letter and to consummate the Transaction, (b) the execution and delivery of this letter has been duly and validly authorized by Seller and
(c) the terms of this letter constitute legal, valid and binding obligations of and are enforceable against Seller.

8.          Buyer hereby represents, warrants and covenants that [(a) Buyer is duly organized, validly existing and in good standing under the laws of its organization, with all requisite power and authority to execute this letter and to consummate the Transaction, (b) the execution and delivery of this letter has been duly and validly authorized by Buyer and INSERT NAME3 the terms of this letter constitute legal, valid and binding obligations of and are enforceable against Buyer.

9.          Seller and Buyer are each relying on this letter to engage in the Transaction and would not engage in the Transaction in the absence of this letter.

10.          This letter shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws (it being further agreed that exclusive jurisdiction and venue shall be with the applicable courts located within New York, New York), and that the invalidity, legality or enforceability of any provision of this letter shall in no way affect the validity, legality or enforceability of any other provisions.

Please sign this letter in the space provided below and return it to the undersigned to confirm your agreement with the foregoing.

Sincerely,

3 Include if Buyer is NOT an individual.

Third Avenue Management LLC On behalf of:

Gemcap Investment Funds (Ireland) PLC- Third Avenue Real Estate Value Fund
By:
Name: Mark Aaron
Title: Chief Operating Officer

Confirmed and agreed to:

INSERT NAME

By:
Name:
Title